                                                                    EXHIBIT 23.7

                       CONSENT OF KPMG PEAT MARWICK LLP


The Boards of Directors
Ticketmaster Group, Inc.:
USA Networks, Inc.:

We consent to the incorporation by reference in the registration statement of USA Networks, Inc. on Form S-4 of our report dated March 12, 1997, with respect to the consolidated financial statements of Ticketmaster Group, Inc. as of January 31, 1997 and for each of the years in the two year period then ended, which report appears in the Annual Report (Form 10-K) of Ticketmaster Group, Inc. for the year ended January 31, 1998, and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus, which is part of such registration statement.

                                        /s/ KPMG Peat Marwick LLP

Los Angeles, California
May 18, 1998